Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234555

CALCULATION OF REGISTRATION FEE

Titles of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration fee(1)
5.15% Senior Notes due 2029	$350,000,000	$45,430

(1)	Calculated in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 7, 2019)

$350,000,000 5.15% Senior Notes due 2029

Patterson-UTI Energy, Inc. is offering $350,000,000 in aggregate principal amount of its 5.15% Senior Notes due 2029 (the “Notes”). The notes will bear interest at an annual rate of 5.15%. We will pay interest on the Notes semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2020. The Notes will mature on November 15, 2029.

We may, at our option, redeem some or all of the Notes at any time or from time to time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on those Notes to the redemption date, plus a make-whole amount, if any, as described under “Description of the Notes—Optional Redemption.” We may redeem some or all of the Notes at any time or from time to time on or after August 15, 2029 (three months prior to their maturity) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on those Notes to the redemption date. If a change of control triggering event occurs, unless we have exercised our option to redeem the Notes, we will be required, subject to certain exceptions, to make an offer to each holder of Notes to repurchase all or any part of that holder’s Notes for cash equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, on those Notes to the repurchase date.

The Notes will be our unsecured senior obligations, will rank equally in right of payment with all of our existing and future unsecured senior debt and will rank senior in right of payment to all of our future subordinated debt. The Notes will be effectively subordinated to any of our future secured debt to the extent of the value of the assets securing such debt. In addition, the Notes will be structurally subordinated to the liabilities (including trade payables) of our subsidiaries, other than subsidiaries that may guarantee the Notes in the future. The Notes will not be initially guaranteed by any of our subsidiaries.

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement and on page 6 of the accompanying base prospectus and the “Cautionary Statement Regarding Forward-Looking Statements” beginning on page S-1 of this prospectus supplement and on page 4 of the accompanying base prospectus.

	Per Note	Total
Public Offering Price(1)	99.784%	$349,244,000
Underwriting Discount(2)	0.65%	$2,275,000
Proceeds, before expenses, to Patterson-UTI Energy, Inc.(1)	99.134%	$346,969,000

(1)	Plus accrued interest from November 15, 2019 if settlement occurs after that date.
(2)	We refer you to “Underwriting (Conflicts of Interest)” beginning on page S-40 of this prospectus supplement for additional information regarding underwriting compensation.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about November 15, 2019.

Joint Book-Running Managers

Goldman Sachs & Co. LLC

RBC Capital Markets

Scotiabank

Wells Fargo Securities

Senior Co-Manager

US Bancorp

Co-Manager

BofA Securities

The date of this prospectus supplement is November 7, 2019.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. These “forward-looking statements” involve risks and uncertainties. These forward-looking statements include, without limitation, statements relating to: liquidity; revenue and cost expectations and backlog; financing of operations; oil and natural gas prices; rig counts, source and sufficiency of funds required for building new equipment, upgrading existing equipment and additional acquisitions (if opportunities arise); impact of inflation; demand for our services; competition; equipment availability; government regulation; debt service obligations; and other matters. Our forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “anticipate,” “assume,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” or the negative thereof and other words and expressions of similar meaning. The forward-looking statements are based on certain assumptions and analyses we make in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page S-7, as well as, among others, risks and uncertainties relating to:

•	adverse oil and natural gas industry conditions;

•	global economic conditions;

•	volatility in customer spending and in oil and natural gas prices that could adversely affect demand for our services and their associated effect on rates;

•	excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction;

•	competition and demand for our services;

•	strength and financial resources of competitors;

•	utilization, margins and planned capital expenditures;

•	liabilities from operational risks for which we do not have and receive full indemnification or insurance;

•	operating hazards attendant to the oil and natural gas business;

•	failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts);

•	the ability to realize backlog;

•	specialization of methods, equipment and services and new technologies;

•	shortages, delays in delivery, and interruptions in supply, of equipment and materials;

•	cybersecurity events;

•	the ability to retain management and field personnel;

•	loss of key customers;

•	synergies, costs and financial and operating impacts of acquisitions;

•	difficulty in building and deploying new equipment;

•	governmental regulation;

•	environmental risks and ability to satisfy future environmental costs;

•	legal proceedings and actions by governmental or other regulatory agencies;

•	technology-related disputes;

•	the ability to effectively identify and enter new markets;

•	weather;

•	operating costs;

•	expansion and development trends of the oil and natural gas industry;

•	ability to obtain insurance coverage on commercially reasonable terms;

•	financial flexibility;

•	interest rate volatility;

•	adverse credit and equity market conditions;

•	availability of capital and the ability to repay indebtedness when due;

•	compliance with covenants under our debt agreements; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the SEC.

We caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference and may be contained in our future filings with the SEC. You are cautioned not to place undue reliance on any of our forward-looking statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. In the event that we update any forward-looking statement, no inference should be made that we will make additional updates with respect to that statement, related matters or any other forward-looking statements. All subsequent written and oral forward-looking statements concerning us or other matters and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the Notes. For a more complete understanding of our company and this offering, you should read this entire document, including “Risk Factors,” the financial information and statements, including the related notes thereto, included in or incorporated by reference in the accompanying base prospectus and the documents to which we have referred.

As used in this prospectus supplement, “Patterson-UTI,” the “Company,” “we,” “our,” “us” or like terms mean Patterson-UTI Energy, Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

Our Company

We are a Houston, Texas-based oilfield services company that primarily owns and operates one of the largest fleets of land-based drilling rigs in the United States and a large fleet of pressure pumping equipment. Our contract drilling business operates in the continental United States and western Canada, and, from time to time, we pursue contract drilling opportunities outside of North America. Our pressure pumping business operates primarily in Texas and the Mid-Continent and Appalachian regions. We also provide a comprehensive suite of directional drilling services in most major producing onshore oil and gas basins in the United States, and we provide services that improve the statistical accuracy of horizontal wellbore placement. We have other operations through which we provide oilfield rental tools in select markets in the United States. We also service equipment for drilling contractors, and provide electrical controls and automation to the energy, marine and mining industries, in North America and other select markets. In addition, we own and invest, as a non-operating working interest owner, in oil and natural gas assets that are primarily located in Texas and New Mexico.

Our principal executive offices are located at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, and our telephone number at that address is (281) 765-7100. Our website address is www.patenergy.com. The information on our website is not part of this prospectus supplement.

The Offering

The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the full text and more specific details contained in this prospectus supplement. For a more detailed description of the Notes, see “Description of the Notes.”

Issuer	Patterson-UTI Energy, Inc., a Delaware corporation.

Securities Offered	$350,000,000 of our 5.15% Senior Notes due 2029.

Offering Price	99.784%, plus accrued interest, if any, from November 15, 2019.

Maturity Date	The Notes will mature on November 15, 2029.

Interest Rate	The Notes will bear interest at the rate of 5.15% per annum.

Interest Payment Dates	We will pay interest semi-annually in arrears on the Notes on each May 15 and November 15, commencing on May 15, 2020.

Guarantees	The Notes will not initially be guaranteed by any of our subsidiaries. In the future, however, if any of our subsidiaries guarantees our obligations under our Credit Agreement (as defined under “Description of the Notes”), then that subsidiary will, jointly and severally with any other subsidiaries guaranteeing our obligations under our Credit Agreement, fully and unconditionally guarantee our payment obligations under the Notes so long as that subsidiary has any guarantee obligation under our Credit Agreement. See “Description of the Notes—Future Subsidiary Guarantees.”

Ranking	The Notes will be our senior unsecured debt obligations and will be:

•	pari passu in right of payment with all of our existing and future unsecured senior debt;

•	senior in right of payment to all of our future subordinated debt;

•	effectively subordinated to all of our future secured debt to the extent of the value of the assets securing such debt; and

•	structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries, other than subsidiaries that guarantee the Notes in the future.

Use of Proceeds	We expect the net proceeds to us from this offering to be approximately $346.0 million, after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from the sale of the Notes to repay in full our 4.27% Series B Senior Notes due June 14, 2022 (the “Series B Notes”), to repay a portion of the amounts outstanding under our Term Loan Agreement (as defined under “Use of Proceeds”) and for general corporate purposes. See “Use of Proceeds.”

Optional Redemption

We may redeem the Notes at our option, in whole or in part, at any time or from time to time prior to August 15, 2029 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on those Notes to the redemption date, plus the make-whole amount, if any, as described under “Description of the Notes—Optional Redemption.” We may redeem the Notes at our option, in whole or in part, at any time or from time to time on or after August 15, 2029 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on those Notes to the redemption date.

Change of Control Offer	If a change of control triggering event occurs, unless we have exercised our option to redeem the Notes, we will be required, subject to certain exceptions, to make an offer to each holder of Notes to repurchase all or any part of such holder’s Notes for cash equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, on those Notes to the repurchase date. See “Description of the Notes—Change of Control Offer.”

Certain Covenants	The Notes are subject to certain covenants that, among other things, limit our ability to incur certain liens, engage in sale and lease-back transactions or consolidate, merge or transfer all or substantially all of our assets. See “Description of the Notes—Covenants.”

No Established Trading Market	The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the Notes will develop. If an active or liquid trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued without notice. See “Underwriting (Conflicts of Interest).”

Form and Denominations	The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of DTC. Beneficial interests in the Notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants of DTC.

Governing Law	The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Conflicts of Interest	Because affiliates of Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc. are lenders under our Term Loan Agreement and each may receive 5% or more of the net proceeds from this offering due to the repayment of borrowings under our Term Loan Agreement, each of Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc. may be deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the Notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	Investing in the Notes involves substantial risks and uncertainties. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of factors you should carefully consider before deciding to purchase any Notes.

RISK FACTORS

Before purchasing any Notes offered hereby, you should consider carefully the risks and uncertainties described below and in Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 and our subsequently filed quarterly reports on Form 10-Q, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. If any of the described risks actually were to occur, our business, financial condition, results of operations or growth prospects could be affected materially and adversely. In that case, our ability to fulfill our obligations under the Notes could be materially affected, and you could lose all or part of your investment. The risks described below and in the documents we have incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

Risks Relating to the Notes

The Notes are equal in right of payment to a substantial portion of our other unsecured senior indebtedness.

Our payment obligations under the Notes are unsecured and equal in right of payment to a substantial portion of our current and future indebtedness, including indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness. Subject to certain restrictions on secured debt, the indenture governing the Notes does not limit the ability of us or our subsidiaries to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank equal in right of payment with the Notes. If we incur any additional indebtedness and other obligations that rank equally in right of payment with the Notes, the holders of that debt would be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you.

The Notes are effectively subordinated to any existing and future liabilities of our subsidiaries, other than any subsidiaries that guarantee the Notes in the future. We may require cash from our subsidiaries to make payments on the Notes.

We conduct certain of our businesses through subsidiaries. Our ability to meet our principal and interest payment obligations on our indebtedness, including the Notes, depends in large part on dividends and other distributions paid to us by our subsidiaries. Provisions of applicable law, such as those limiting the legal sources of dividends, could limit our subsidiaries’ ability to make dividends or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make dividends and other distributions. If we are unable to obtain cash from such entities to fund required payments in respect of the Notes, we may be unable to make payments of principal of or interest on the Notes. Except for any future subsidiary guarantors of the Notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, the rights that we and our creditors would have to participate in the assets of a subsidiary that does not guarantee the Notes upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Accordingly, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, other than any subsidiary that guarantees the Notes in the future.

Changes in our credit rating or outlook could adversely affect the market price or liquidity of the Notes.

Credit rating agencies continually revise their ratings and outlook for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings or outlook for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the Notes. A negative change in our ratings or outlook could have an adverse effect on the price of the Notes.

We expect that the Notes will be rated by nationally recognized statistical rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the Notes.

An active trading market for the Notes may not develop.

There is no existing market for the Notes and no market may develop for the Notes. The ability of noteholders to sell their Notes, or the price at which noteholders will be able to sell their Notes, will depend on many factors, including, among other things, prevailing interest rates, our operating results and financial condition and the market for similar securities. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and any market making may be discontinued at any time without notice. We do not intend to apply to list the Notes on any securities exchange or for quotation of the Notes in any dealer quotation system.

The protections provided in the indenture and the Notes are limited, and we may take actions that could adversely affect the Notes.

The indenture governing the Notes contains limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, to enter into certain sale and leaseback transactions or to consolidate, merge or transfer all or substantially all our assets. The indenture will not restrict our ability to engage in, or to otherwise be a party to, a variety of other corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes. The limited covenants contained in the indenture and the Notes would not necessarily afford holders of the Notes protection in the event of a highly leveraged or other transaction involving us that may adversely affect such holders, including by increasing the amount of our indebtedness outstanding at such time or otherwise affecting our capital structure. In addition, the limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of the Notes—Covenants.” In light of these exceptions, holders of the Notes may be structurally or contractually subordinated to new lenders.

Any future subsidiary guarantee could be voided if it constitutes a fraudulent transfer under federal bankruptcy law or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.

Initially, none of our subsidiaries will guarantee the Notes, although in the future one or more of our subsidiaries may do so. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, subsidiary guarantees of the Notes can be voided, or claims under the guarantees may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence of the obligations under the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Any future subsidiary guarantees of the Notes may also be voided, without regard to the above factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its other creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantee. If a court were to void a guarantee, you would no longer have a claim against that guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. We cannot assure you that this limitation will protect any subsidiary guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due. Such provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

We may not be able to repurchase the Notes upon a change of control.

Upon a “Change of Control Triggering Event” as defined under “Description of the Notes—Change of Control Offer,” we would be required to offer to repurchase all or any part of the Notes then outstanding at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, on such Notes to the repurchase date, subject to certain exceptions, unless we have exercised our option to redeem the Notes in whole. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes. In order to obtain sufficient funds to pay the purchase price of the outstanding Notes, we expect that we would have to refinance the Notes. We cannot assure you that we would be able to refinance the Notes on favorable terms, if at all. Our failure to offer to purchase all outstanding Notes or to purchase all validly tendered Notes would be an event of default under the indenture governing the Notes. Such an event of default may result in defaults and acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on repayment requirements with respect to specified events or transactions that constitute a Change of Control Triggering Event under the indenture. See “Description of the Notes—Change of Control Offer.”

Certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers, asset sales or similar transactions, may not constitute a change of control under the indenture governing the Notes or, even if they do constitute a change of control thereunder, may not result in a rating decline within 60 days following consummation thereof, and thus would not permit the holders of the Notes to require us to repurchase the Notes. In addition, the definition of change of control in the indenture governing the Notes includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or group may be uncertain.

We may not be able to generate sufficient cash to service all of our debt, including the Notes, and we may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, if our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our debt, including the Notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and would permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. However, our Credit Agreement and our Term Loan Agreement contain restrictions on our ability to dispose of assets. We may not be able to consummate those dispositions, and any proceeds may not be adequate to meet any debt service obligations then due.

USE OF PROCEEDS

We expect the net proceeds to us from this offering to be approximately $346.0 million, after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from the sale of the Notes to repay in full our Series B Notes, repay $27.6 million of the amounts outstanding under our Term Loan Agreement and for general corporate purposes. We intend to use cash on hand to repay an additional $22.4 million of borrowings outstanding under the Term Loan Agreement. After such repayment, we expect to have $100 million of borrowings outstanding under the Term Loan Agreement.

The Series B Notes are prepayable at our option at par plus a make-whole premium, together with accrued and unpaid interest to the prepayment date. As of November 5, 2019, the outstanding principal amount of the Series B Notes was $300 million. We will deliver to the holders a notice of prepayment promptly following the closing of this offering. We expect the make-whole premium to be approximately $15.8 million and accrued and unpaid interest to be approximately $2.6 million. For a description of the Series B Notes, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 incorporated by reference herein.

As of November 5, 2019, we had $150 million in borrowings outstanding under the Term Loan Agreement, dated August 22, 2019, among us, as borrower, Wells Fargo Bank, National Association, as administrative agent and lender, and the other lenders party thereto (the “Term Loan Agreement”) and the weighted average interest rate with respect to such outstanding borrowings was 2.95%. The maturity date under the Term Loan Agreement is June 10, 2022. Borrowings under the Term Loan Agreement were used to pay a portion of the prepayment of our 4.97% Series A Senior Notes due October 5, 2020, including the prepayment premium and accrued and unpaid interest, on September 25, 2019. For a description of our Term Loan Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 incorporated by reference herein.

Affiliates of certain of the underwriters are lenders under our Term Loan Agreement and, as a result, will indirectly receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019 on a historical basis and on an as adjusted basis after giving effect to (i) our issuance of the Notes offered hereby and the application of a portion of the net proceeds to repay in full our Series B Notes and to repay $27.6 million of the amounts outstanding under the Term Loan Agreement as described in “Use of Proceeds” and (ii) the use of cash on hand to repay an additional $22.4 million of borrowings outstanding under the Term Loan Agreement. After such repayment, we expect to have $100 million of borrowings outstanding under the Term Loan Agreement. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes incorporated by reference into the accompanying base prospectus.

The capitalization table below is not necessarily indicative of our future capitalization or financial condition. Amounts of debt set forth below are net of any unamortized issuance discount, premium and/or related debt issuance costs.

	As of September 30, 2019
	Actual	As Adjusted(1)
	(unaudited, in thousands)
Cash and cash equivalents	$164,829	$138,657

Debt:
5.15% Senior Notes due 2029 offered hereby	$—	$345,969
Borrowings under Credit Agreement	—	—
Borrowings under Term Loan Agreement	149,854	99,903
4.27% Series B Senior Notes due 2022	299,573	—
3.95% Senior Notes due 2028	520,482	520,482

Total debt	969,909	966,354

Equity:
Common stock	2,692	2,692
Additional paid-in capital	2,866,412	2,866,412
Retained earnings	1,388,691	1,375,628
Accumulated other comprehensive income	5,133	5,133
Treasury stock	(1,319,942)	(1,319,942)

Total stockholders’ equity	2,942,986	2,929,923

Total capitalization	$3,912,895	$3,896,277

(1)

In connection with the expected prepayment of the Series B Notes, we will pay the holders of Series B Notes a make-whole premium, together with accrued and unpaid interest to the prepayment date. We expect to prepay the Series B Notes on or about December 16, 2019. The make-whole premium reflected in the “As Adjusted” column is an estimate using applicable interest rates as of November 6, 2019. Accrued and unpaid interest reflected in the “As Adjusted” column reflects accrued and unpaid interest as of September 30, 2019.

DESCRIPTION OF THE NOTES

Patterson-UTI Energy, Inc. (the “Issuer”) will issue $350,000,000 in aggregate principal amount of Notes under a base indenture, together with a supplement thereto establishing the terms of the Notes (together, the “indenture”), each to be dated as of the closing of this offering between the Issuer and U.S. Bank National Association, as trustee (the “trustee”).

The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Issuer may issue additional Notes (the “additional notes”) from time to time without notice or the consent of holders of the Notes, provided that such additional notes will not have the same CUSIP, ISIN or other identifying numbers as the Notes offered hereby unless such additional notes are fungible with the Notes offered hereby for U.S. federal income tax purposes. The Notes offered hereby and any additional notes will rank equally and ratably and will be treated as part of the same series for all purposes under the indenture, including for amendments, waivers, redemptions and Change of Control Offers (as defined below). Any additional notes we issue will have the same terms as the Notes offered hereby, except for issue date, issue price and in some cases, the first interest payment date. Except as otherwise specified herein, all references to the “Notes” include any additional notes. The Issuer may also issue other series of debt securities from time to time under the base indenture. References in this description to the “Issuer” refer only to Patterson-UTI Energy, Inc., and not to any of its Subsidiaries.

This Description of the Notes is intended to be a useful overview of the material provisions of the Notes and the indenture. Since this description is only a summary, you should refer to the indenture for a complete description of the Issuer’s obligations and your rights.

The Notes will:

•	mature on November 15, 2029, unless redeemed or repurchased prior to that date pursuant to the provisions described under “—Optional Redemption” and “—Change of Control Offer”;

•	be unsecured;

•	be effectively junior in right of payment to any of the Issuer’s future secured debt, to the extent of the value of the collateral therefor;

•	rank equally in right of payment with all of the Issuer’s existing and future unsecured unsubordinated debt, including the Series B Notes and the Issuer’s 3.95% Senior Notes due 2028;

•	be senior in right of payment to any of the Issuer’s future subordinated debt; and

•	be structurally junior to all debt and other liabilities of the Issuer’s Subsidiaries, other than any Subsidiaries that may guarantee the Notes in the future.

The Notes will not initially be guaranteed by any of our subsidiaries. In the future, subsidiaries may fully and unconditionally guarantee our payment obligations under the Notes as described below under “—Future Subsidiary Guarantees.” The indenture will contain no restrictions on the amount of additional indebtedness that either the Issuer or its Subsidiaries may issue or guarantee in the future.

If any subsidiary guarantees the Notes in the future, such guarantor’s guarantee of the Notes will be:

•	a senior unsecured obligation of that guarantor;

•	equal in right of payment with all then existing and future senior unsecured indebtedness and senior unsecured guarantees of that guarantor;

•

effectively subordinated in right of payment to all secured indebtedness and secured guarantees of that guarantor, to the extent of the value of the assets securing such indebtedness or guarantees; and

•	senior in right of payment to any subordinated indebtedness and subordinated guarantees of that guarantor.

As of September 30, 2019, after giving effect to (i) this offering and the use of a portion of the net proceeds therefrom to repay in full our Series B Notes and repay $27.6 million of indebtedness outstanding under the Term Loan Agreement and (ii) the use of cash on hand to repay an additional $22.4 million of indebtedness outstanding under the Term Loan Agreement, as described in “Use of Proceeds,” the Issuer and its Subsidiaries would have had:

•	total senior unsecured indebtedness in an aggregate principal amount of $975 million; and

•	no indebtedness contractually subordinated to the Notes.

Interest

Interest on the Notes will accrue at the rate of 5.15% per annum commencing on November 15, 2019.

Interest on the Notes will be payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2020, to the persons in whose names the Notes are registered at the close of business on the preceding May 1 and November 1, respectively. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any scheduled payment date with respect to the Notes is not a business day, then the related payment will be paid on the next succeeding business day with the same force and effect as if made on such scheduled payment date, and no interest will accrue as a result of such delay.

Payments on the Notes; Paying Agent and Registrar

The Issuer will pay principal of and interest on any Notes issued in certificated form at the office or agency the Issuer designates, except that the Issuer may pay interest on any Notes in certificated form either at the corporate trust office of the trustee or, at the Issuer’s option, by check mailed to holders of the Notes at their registered addresses as they appear in the registrar’s books. In addition, if a holder of any Notes in certificated form has given wire transfer instructions to an account in the United States in accordance with the indenture, the Issuer will make all payments on those Notes by wire transfer.

The Issuer has initially designated the trustee, at its corporate trust office, to act as its paying agent and registrar. The Issuer may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer, any guarantor or any Subsidiary of the Issuer may act as paying agent or registrar.

The Issuer will pay principal of and interest on any Note in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

A holder of Notes may transfer or exchange Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuer, the trustee or the registrar for any registration of transfer or exchange of Notes, but the Issuer may require a holder to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. The Issuer is not required to transfer or exchange any Note (1) for a period of 15 business days before the giving of notice of redemption or a notice of a Change of Control Offer or (2) selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

The registered holder of a Note will be treated as the owner of it for all purposes.

Future Subsidiary Guarantees

The indenture will provide that, if any Subsidiary of the Issuer guarantees Debt of the Issuer under the Credit Agreement or any other credit facility in excess of $50 million, then that Subsidiary will, within 30 business days of such guarantee, enter into a supplemental indenture under which it will provide a senior unsecured guarantee of the Issuer’s payment obligations under the indenture and the Notes. The guarantees of any Subsidiaries entered into in accordance with the foregoing will be the joint and several obligations of those Subsidiaries and will be subject to limitations intended to prevent the obligations from being treated as a fraudulent conveyance.

Any subsidiary guarantor will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes and any other payment obligations of the Issuer under the Notes when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if the Issuer is unable to satisfy these obligations. Such guarantor’s guarantee of the Issuer’s payment obligations under the Notes will be its unsecured and unsubordinated obligation and will have the same ranking with respect to such guarantor’s indebtedness as the Notes will have with respect to the Issuer’s indebtedness. The guarantees will provide that, in the event of a default in payment by the Issuer on the Notes, the holders of the Notes may institute legal proceedings directly against the subsidiary guarantors to enforce their guarantees without first proceeding against the Issuer.

Any guarantee by a subsidiary guarantor will be released automatically and unconditionally if (i) such guarantor ceases to provide a guarantee of Debt of the Issuer under the Credit Agreement and no Event of Default has occurred and is continuing; (ii) the Issuer’s direct or indirect limited partnership, limited liability company or other equity interest in such guarantor is sold or otherwise disposed of (by merger or otherwise) to any person that is not the Issuer or a Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary; (iii) such guarantor merges into the Issuer or another subsidiary guarantor or liquidates or dissolves; or (iv) the Issuer exercises its legal defeasance option or covenant defeasance option or the Issuer’s obligations are discharged as described under “—Discharge, Legal Defeasance and Covenant Defeasance.”

Optional Redemption

Make-Whole Redemption

Prior to the Par Call Date, the Notes will be subject to redemption by the Issuer, in whole at any time or in part from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values, as calculated by the Independent Investment Banker, of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Par Call Date (exclusive of the interest accrued to the date of redemption) computed by discounting such payments to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of the Adjusted Treasury Rate for such Notes plus 50 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Par Redemption

On or after the Par Call Date, the Notes may be redeemed in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

General

The Issuer will transmit notice of redemption at least 15 days but not more than 60 days before the applicable redemption date to each holder of the Notes to be redeemed (with a copy to the trustee) at its registered address (or to the extent permitted or required by DTC’s applicable procedures), except that notice may be given more than 60 days before the applicable redemption date in connection with a redemption in connection with a defeasance or satisfaction and discharge as described under “—Discharge, Legal Defeasance and Covenant Defeasance.” If the Issuer elects to redeem the Notes in part, the trustee will select the Notes to be redeemed pro rata (or, in the case of Notes evidenced by global notes, in accordance with DTC’s applicable procedures).

Unless there is a default in the payment of the redemption price plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, interest will cease to accrue on and after the applicable redemption date on the Notes or portions thereof called for redemption.

Any redemption of Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Change of Control Offer

Upon the occurrence of a Change of Control Triggering Event (as defined below), each holder of Notes will have the right to require the Issuer to purchase all or any part (provided that no partial repurchase of a Note will be required to the extent such repurchase would reduce the principal amount of such Note to less than $2,000) of the holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent that the Issuer has exercised its right to redeem the Notes as described under “—Optional Redemption” or as otherwise set forth in this section.

Within 60 days following the date upon which the Change of Control Triggering Event has occurred, or at the Issuer’s option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes as described under “—Optional Redemption” or as otherwise described in this section, the Issuer will send a notice (a “Change of Control Offer”) to each holder of Notes with a copy to the trustee, which notice will govern the terms of the Change of Control Offer, stating:

(1) that a Change of Control Triggering Event with respect to the Notes has occurred and that such holder has the right to require the Issuer to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) a brief description of the transaction that constitutes or may constitute such Change of Control Triggering Event;

(3) the purchase date (which shall be (i) no earlier than 30 days nor later than 60 days from the date such notice is sent, if sent after consummation of the Change of Control and (ii) no earlier than the date of the Change of Control nor later than 30 days from such date, if sent prior to consummation of the Change of Control, in each case, other than as may be required by law) (such date, the “Change of Control Payment Date”); and

(4) the instructions that a holder must follow in order to have its Notes purchased.

Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent and DTC, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Issuer may make a Change of Control Offer in advance of a Change of Control, and the Issuer’s Change of Control Offer may be conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw the Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer, as described below, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

The Issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms set forth in the indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue thereof.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Issuer and the Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and the Subsidiaries taken as a whole to another person may be uncertain.

The holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of all Notes, waive the right of the holders to require the Issuer to purchase all or any part of each holder’s Notes as a consequence of a Change of Control Triggering Event.

Associated Definitions

“Change of Control” means the occurrence of any one of the following:

(a)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions approved by the Issuer’s board of directors as part of a single plan, of all or substantially all of the assets of the Issuer and the Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Issuer or one or more of the Subsidiaries or a combination thereof or a person controlled by the Issuer or one or more of the Subsidiaries or a combination thereof; or

(b)

the consummation of any transaction (including without limitation, any merger, amalgamation or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer, any Subsidiary or any employee benefit plan of the Issuer or any Subsidiary) becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Issuer or other Voting Stock into which the Voting Stock of the Issuer is reclassified, consolidated, exchanged, converted or changed, measured by voting power rather than number of shares (excluding a redomestication of the Issuer).

Notwithstanding the foregoing, a transaction will not be deemed to involve a “Change of Control” if, as a result of such transaction, (i) the Issuer becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Voting Stock of the Issuer immediately prior to such transaction.

“Change of Control Triggering Event” means the ratings of the Notes are lowered by at least two of the three Rating Agencies and, as a result, the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies in any case on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the Issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings, and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by the Issuer.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available, the Issuer will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“S&P” means S&P Global Ratings, and its successors.

“Subsidiaries” is defined below under “—Covenants—Definitions.”

“Voting Stock” of any specified person as of any date means the capital stock or other equity interests of such person that is at the time entitled to vote generally in the election of the board of directors or comparable body of such person.

Covenants

The following is a description of certain covenants of the indenture that limit the ability of the Issuer and its Subsidiaries to take certain actions. Various capitalized terms used within this “Covenants” subsection are defined in the subsection “—Definitions.”

Limitations on Liens

So long as any Notes are outstanding, the Issuer will not, nor will it permit any Subsidiary to, issue, assume or guarantee any debt for money borrowed (“Debt”) if such Debt is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any properties of the Issuer or any Subsidiary or upon any securities or Debt of any Subsidiary (whether such properties, securities or Debt is now owned or hereafter acquired) without in any such case effectively providing that the Notes (together with, if the Issuer so determines, any other Debt of the Issuer or any Subsidiary) shall be secured equally and ratably with (or prior to) such Debt so secured by a mortgage on the same assets of the Issuer or such Subsidiary, as the case may be, for so long as such Debt is so secured, except that the foregoing restrictions shall not apply to:

(a)

mortgages on any property acquired, constructed, developed, operated, altered, repaired or improved by the Issuer or any Subsidiary (or mortgages on the shares or stock of, or other equity interests in, a Subsidiary which holds no material assets other than the property being acquired, constructed, developed, operated, altered, repaired or improved) after the Issue Date which are created within 360 days after such acquisition (or in the case of property constructed, developed, operated, altered, repaired or improved, after the completion and commencement of commercial operation of such property, whichever is later), to secure or provide for all or any part of the payment of the purchase price or cost thereof (including to secure indebtedness to finance all or any part of such purchase price or cost); provided that in the case of such construction, development, operation, alteration, repair or improvement, the mortgages shall not apply to any property owned by the Issuer or any Subsidiary before such construction, development, operation, alteration, repair or improvement other than (1) unimproved real property on which the property so constructed, or the development, operation, alteration, repair or improvement, is located or (2) personal property which is so improved;

(b)

(1) mortgages existing on the Issue Date, (2) existing mortgages on property acquired (including mortgages on any property acquired from a person which is consolidated with or merged with or into the Issuer or a Subsidiary) or (3) mortgages outstanding at the time any corporation, partnership or other entity becomes a Subsidiary or is consolidated with or merged with or into the Issuer or a Subsidiary, including mortgages on the shares of stock of, or other equity interests in, such corporation, partnership or other entity; provided that in the case of (3) such mortgages shall only apply to property owned by, or shares of stock of or other equity interests in, such corporation, partnership or other entity at the time it becomes a Subsidiary or that is acquired thereafter other than from the Issuer or another Subsidiary;

(c)	mortgages in favor of the Issuer or any Subsidiary;

(d)

mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments or performance pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing, developing, operating, altering, repairing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type;

(e)

mortgages consisting of pledges or deposits by the Issuer or any Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer or any Subsidiary is a party, or deposits to secure public or statutory obligations or regulatory obligations of the Issuer or any Subsidiary or deposits or cash or United States government bonds to secure surety or appeal bonds to which it is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(f)

mortgages imposed by law, including materialmen’s, carriers’, warehousemen’s, repairman’s, builders’, workmen’s, landlords’ and mechanics’ liens, in each case for sums not overdue for a period of more than 45 days or being contested in good faith by appropriate proceedings;

(g)

mortgages for taxes, assessments or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings or which can thereafter be paid without penalty;

(h)

mortgages in favor of issuers of surety or performance and return of money bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Issuer or any Subsidiary in the ordinary course of its business;

(i)

mortgages consisting of encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines, roads, pipe lines, water mains and other similar purposes, or mortgages consisting of zoning or other restrictions as to the use of real properties or mortgages incidental to the conduct of the business of the Issuer or a Subsidiary or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer or a Subsidiary;

(j)

mortgages arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution;

(k)	mortgages in connection with in rem and other legal proceedings, which are being contested in good faith;

(l)	mortgages on the stock, partnership or other equity interest of the Issuer or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Debt, provided the amount of such Debt is contributed and/or advanced solely to such Joint Venture;

(m)

mortgages over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;

(n)

mortgages granted by the Issuer or any Subsidiary on its rights under any insurance policy in order to secure the payment of premiums and other amounts owed to the insurers or other insurance finance company with respect to such insurance policy; or

(o)

any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewals, substitutions, refinancings or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (n), inclusive; provided that such extension, renewal, substitution, refinancing or replacement mortgage shall not extend beyond the property or assets that secured the mortgage extended, renewed, substituted, refinanced or replaced, plus improvements on such property or assets, unless otherwise permitted by this covenant, and the Debt secured by such mortgage is not greater in principal amount than the Debt secured by the mortgage extended, renewed, substituted, refinanced or replaced plus the amount of any premiums, fees and expenses incurred in connection therewith.

In addition to the foregoing exceptions to the limitations set forth in the first paragraph of this subsection “—Limitations on Liens”, the Issuer and any Subsidiary may, without securing the Notes, issue, assume or guarantee Debt secured by a mortgage in an aggregate principal amount that, taken together with the Attributable Debt described in the following sentence, does not in the aggregate exceed the greater of (i) $500 million or (ii) 15.0% of Consolidated Net Tangible Assets at the time of incurrence. The Attributable Debt to be aggregated for purpose of this exception is all Attributable Debt in respect of Sale and Lease-Back Transactions of the Issuer and its Subsidiaries under the exception in clause (e)(2) below existing at such time.

Limitations on Sale and Lease-Back Transactions

So long as any Notes are outstanding, the Issuer will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction, other than any Sale and Lease-Back Transaction:

(a)

entered into by the time of or within 360 days of the later of the acquisition, construction, development, operation, alteration, repair, improvement or placing into service of the property subject thereto by the Issuer or the Subsidiary;

(b)	involving a lease of less than five years;

(c)	entered into in connection with an industrial revenue bond or pollution control financing;

(d)	between or among the Issuer and/or one or more Subsidiaries;

(e)

as to which the Issuer or such Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Notes (1) under clauses (a) through (o) in “—Limitations on Liens” above or (2) under the last paragraph of that covenant; or

(f)

as to which the Issuer will apply an amount equal to the net proceeds from the sale of the property so leased to (1) the retirement (other than any mandatory retirement), within 360 days of the effective date of any such Sale and Lease-Back Transaction, of Notes or

Funded Debt of the Issuer or a Subsidiary or (2) the acquisition, construction, development, operation, alteration, repair or improvement of other property, provided that such property is owned by the Issuer or a Subsidiary free and clear of all mortgages.

SEC Reports

The Issuer covenants to furnish to the trustee, within 15 days after the Issuer files the same with the SEC, copies of the annual reports and of the information, documents and other reports that the Issuer is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act; provided, however, that the Issuer will be deemed to have furnished such reports to the trustee if it has filed such reports with the SEC using the EDGAR filing system and such reports are publicly available.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt thereof will not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates and the Issuer’s compliance certificates required by the indenture). The trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenant described under “—SEC Reports” or to determine whether such information, documents or reports have been posted on any website or filed with the SEC.

Consolidation, Amalgamation, Merger, Conveyance of Assets

The indenture will provide that the Issuer will not consolidate or amalgamate with or merge with or into any other entity or sell, convey, transfer or lease the Issuer’s assets substantially as an entirety to any person, unless:

•

either (a) the Issuer is the surviving entity or (b) the entity (if other than the Issuer) formed by the consolidation or amalgamation or into or with which the Issuer is merged or that acquires the assets shall be organized under the laws of the United States, any state thereof, or the District of Columbia and expressly assumes by supplemental indenture the Issuer’s obligations under the indenture and the Notes; and

•

immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

Notwithstanding the foregoing, the limitations described above shall not apply to a sale, conveyance, transfer or lease of assets between or among the Issuer and any of its wholly owned Subsidiaries.

Event Risk

Except for the limitations described above under the subsections “—Limitations on Liens” and “—Limitations on Sale and Lease-Back Transactions”, the indenture will not afford holders of the Notes protection in the event of a highly leveraged transaction involving the Issuer or its Subsidiaries and will not contain any restrictions on the amount of additional indebtedness that either the Issuer or its Subsidiaries may incur.

Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to: (1) the average of the yields for the five business days prior to the Calculation Date (as defined below), under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities, adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Optional Redemption Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the Notes, yields for the two published maturities most closely corresponding to the Optional Redemption Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published on the Calculation Date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Optional Redemption Comparable Treasury Issue, calculated using a price for the Optional Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Optional Redemption Comparable Treasury Price for such redemption date (the “Calculation Date”). The Issuer (or its designee) will (a) determine the Adjusted Treasury Rate and the make-whole amount with respect to any redemption on the third business day prior to the redemption date, and (b) prior to such redemption date file with the trustee an Officers’ Certificate setting forth the Applicable Treasury Rate and the make-whole amount and showing the calculation of such in reasonable detail.

“Attributable Debt” means, with respect to any Sale and Lease-Back Transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease.

“Consolidated Net Tangible Assets” means the total assets of the Issuer and the Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of the Issuer and the Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of the Issuer and the Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of the Issuer and the Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with U.S. GAAP (which calculation shall give pro forma effect to any acquisition by or disposition of assets of the Issuer or any Subsidiaries involving the payment or receipt by the Issuer or any Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $25 million that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 27, 2018, by and among the Issuer, Wells Fargo Bank, National Association, as administrative agent, letter of credit issuer, swing line lender and lender and each of the other letter of credit issuers and lenders party thereto, as amended, restated, replaced, or refinanced from time to time, whether with the same or different lenders.

“Funded Debt” means Debt which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such Debt.

“Independent Investment Banker” means Goldman Sachs & Co. LLC, or if such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the Issuer.

“Issue Date” means the date on which the Notes are first authenticated and delivered under the indenture.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding Voting Stock or other equity interests is owned, directly or indirectly, by the Issuer and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Optional Redemption Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes, assuming for this purpose that the Notes matured on the Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Optional Redemption Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the Notes.

“Optional Redemption Comparable Treasury Price” means, as determined by the Independent Investment Banker, (1) the average of four Optional Redemption Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest Optional Redemption Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Optional Redemption Reference Treasury Dealer Quotations, the average of all such quotations.

“Optional Redemption Reference Treasury Dealer” means each of (i) Goldman Sachs & Co. LLC (or any affiliate thereof that is a primary U.S. governmental securities dealer (a “Primary Treasury Dealer”)), (ii) RBC Capital Markets, LLC (or any affiliate thereof that is a Primary Treasury Dealer), (iii) Scotia Capital (USA) Inc. (or any affiliate thereof that is a Primary Treasury Dealer) and (iv) Wells Fargo Securities, LLC (or any affiliate thereof that is a Primary Treasury Dealer), and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a Primary Treasury Dealer, the Issuer will substitute for it another Primary Treasury Dealer.

“Optional Redemption Reference Treasury Dealer Quotations” means, with respect to each Optional Redemption Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Optional Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Par Call Date” means August 15, 2029 (three months prior to the maturity date of the Notes).

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by the Issuer or any Subsidiary of any property from such person, whereby such property had been sold or transferred by the Issuer or any Subsidiary to such person.

“Significant Subsidiary” means a Subsidiary that is a “significant subsidiary” of the Issuer as such term is defined in Rule 1-02(w) of Regulation S-X as in effect on the date of the base indenture.

“Subsidiary” means (1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of shares of Voting Stock is at the time of determination owned or controlled, directly or indirectly, by the Issuer or one or more of the other Subsidiaries or a combination thereof and (2) any partnership or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by the Issuer or one or more of the other Subsidiaries or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) the Issuer or any of the Subsidiaries is a controlling general partner or otherwise controls such entity.

Mandatory Redemption; Sinking Fund

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Book-Entry; Delivery and Form

The Notes will initially be issued only in registered, book-entry form, in minimum denominations of $2,000 and any integral multiples of $1,000 as described under “Book-Entry System.” The Issuer will issue one or more global notes in denominations that together equal the total principal amount of the outstanding Notes.

Modification and Supplemental Indentures

The indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under the base indenture that are affected by the amendment or supplement (acting as one class); provided, however, that no such amendment or supplemental indenture may, without the consent of the holder of each outstanding Note affected thereby:

•	reduce the amount of Notes whose holders must consent to an amendment, a supplement or a waiver;

•	reduce the rate of or change the time for payment of interest on the Note;

•	reduce the principal of the Note or change its stated maturity;

•	reduce any premium payable on the redemption of the Note or change the time at which the Note may or must be redeemed;

•	make payments on the Note payable in currency other than U.S. dollars;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the Note;

•	make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification; or

•	waive a continuing default or event of default regarding any payment on the Notes.

Without the consent of any holder of outstanding Notes, the indenture and the Notes may be amended or supplemented to, among other things:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor to the obligations of the Issuer under the indenture;

•	provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

•

provide any security for, any guarantees of or any additional obligors or guarantors on the Notes or the related guarantees or release of any subsidiary guarantor from its guarantee of the Notes in the manner provided in the indenture;

•	comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	add covenants that would benefit the holders of the Notes or surrender any rights the Issuer or any subsidiary guarantors have under the indenture;

•	add events of default with respect to the Notes;

•	establish the form or terms of other series of debt securities in accordance with the terms of the indenture;

•	conform the text of the indenture or the Notes to the “Description of the Notes” set forth in this prospectus supplement; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding Notes in any material respect.

The holders of a majority in principal amount of the outstanding Notes (or, in some cases, of all debt securities issued under the base indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any Note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

It is not necessary for the consent of the holders under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the indenture by any holder of Notes may be given in connection with a tender or purchase of such holder’s Notes. After an amendment or waiver under the indenture requiring consent of the holders becomes effective, the Issuer is required to transmit to the holders a notice briefly describing such amendment or waiver. However, the failure to transmit such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver.

Events of Default

The indenture will define an event of default with respect to the Notes as being:

(1) a default in payment of any principal of or premium, if any, on any Notes when due, either at maturity, upon any redemption, by declaration or otherwise;

(2) a default for 30 days in payment of any interest on any Notes;

(3) a default by the Issuer or any subsidiary guarantor in compliance with the other agreements with respect to the Notes contained in the indenture for 60 days after written notice to the Issuer from the trustee or to the Issuer and the trustee from the holders of at least 25% in principal amount of the outstanding Notes and all other debt securities issued under the base indenture that are affected by that default;

(4) certain events of bankruptcy, insolvency or reorganization of the Issuer, any subsidiary guarantor that is a Significant Subsidiary or any group of subsidiary guarantors that, considered in the aggregate as a single Subsidiary, would constitute a Significant Subsidiary;

(5) if the Notes are guaranteed by one or more of our Subsidiaries, the failure to keep the full and unconditional guarantee of the Notes by a subsidiary guarantor that is a Significant Subsidiary or by any group of subsidiary guarantors that, considered in the aggregate as a single Subsidiary, would constitute a Significant Subsidiary in full force and effect, except as provided in the indenture; or

(6) any other default with respect to the Notes provided in a supplemental indenture entered into as described above under “—Modification and Supplemental Indentures.”

A default under one series of debt securities issued under the base indenture will not necessarily be a default under another series, including the Notes. The trustee may withhold notice to the holders of the Notes of any default or event of default (except in any payment on the Notes) if the trustee considers it in the interest of the holders of the Notes to do so.

If an event of default for the Notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Notes (or, in some cases, 25% in principal amount of all debt securities issued under the base indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on the Notes and all other debt securities issued under the base indenture will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding Notes (or, in some cases, of all debt securities issued under the base indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement. The majority-holders, however, may not rescind or waive a continuing default in payment of principal of, premium, if any, or interest on the Notes.

The trustee is entitled to receive indemnification satisfactory to it against any loss, liability or expense from the holders of the Notes before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee’s duty to act with the required standard of care during a default. The trustee may refuse to follow any direction that conflicts with applicable law or the indenture, that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

In most cases, holders of a majority in principal amount of the outstanding Notes (or of all debt securities issued under the base indenture that are affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred upon the trustee relating to or arising as a result of an event of default.

This right of the holders of the Notes is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

In general, a holder of a Note may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the Notes;

•	the holders of at least 25% in principal amount of the outstanding Notes make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of security or indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the Notes do not give the trustee a direction inconsistent with the request.

The holder may not, however, prejudice the rights of another holder or obtain a preference or priority over another holder. The above conditions do not affect the right of a holder of a Note to sue for enforcement of any overdue payment.

The indenture will contain a covenant that the Issuer will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Legal Defeasance and Covenant Defeasance

Defeasance.    For purposes of this description, the term “defeasance” means discharge from some or all of the Issuer’s and any subsidiary guarantor’s obligations under the indenture. If the Issuer or a subsidiary guarantor deposits with the trustee any combination of cash or U.S. government securities sufficient to make payments on the Notes on the dates those payments are due (provided that, with respect to any redemption pursuant to “—Optional Redemption” that requires the payment of a premium based on the Adjusted Treasury Rate, the redemption price deposited shall be sufficient for purposes of this provision to the extent that the redemption price so deposited with the trustee is calculated using an amount equal to an estimate of such premium computed using the Adjusted Treasury Rate as of the third business day preceding the date of such deposit with the trustee and the Issuer agrees to provide funds sufficient to cover any shortfall in amounts due upon such redemption on or prior to the date of redemption), then, at the Issuer’s option, either of the following will occur:

•	the Issuer and any subsidiary guarantor will be discharged from their respective obligations with respect to the Notes and the related guarantees (legal defeasance); or

•

the Issuer will no longer have any obligation to comply with specified covenants with respect to the Notes (including those described under “—Covenants”) and other specified covenants under the Indenture, the related events of default will no longer apply and any subsidiary guarantor will be discharged from its obligations under its guarantee (covenant defeasance).

If the Notes are defeased, the holders will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, the Issuer’s obligation to pay principal, premium and interest on the Notes will also survive.

The Issuer will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If the Issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge.    In addition, the indenture will cease to be of further effect with respect to the Notes and any related guarantees, subject to certain exceptions, including those relating to registration of transfer or exchange of the Notes, compensation and indemnity of the trustee and repayment to the Issuer of excess money or government securities, when:

•	either

•	all outstanding Notes have been delivered to the trustee for cancellation; or

•	all outstanding Notes not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year;

and, in the case of the three immediately preceding bullet points, the Issuer or any subsidiary guarantor has deposited with the trustee any combination of cash or U.S. government securities in trust sufficient to pay the entire indebtedness on the Notes when due; provided that, with respect to any redemption pursuant to “—Optional Redemption” that requires the payment of a premium based on the Adjusted Treasury Rate, the redemption price deposited shall be sufficient for purposes of this provision to the extent that the redemption price so deposited with the trustee is calculated using an amount equal to an estimate of such premium computed using the Adjusted Treasury Rate as of the third business day preceding the date of such deposit with the trustee and the Issuer agrees to provide funds sufficient to cover any shortfall in amounts due upon such redemption on or prior to the date of redemption; and

•	the Issuer or any subsidiary guarantor has paid all other sums payable by the Issuer with respect to the Notes.

Concerning the Trustee

The trustee is one of a number of banks with which the Issuer and its subsidiaries maintain ordinary banking relationships.

The trustee will perform only those duties that are specifically set forth in the indenture unless an event of default occurs and is continuing. If an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill in the exercise of its rights and powers under the indenture as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The trustee will be under no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers.

Governing Law

The indenture, the Notes and any subsidiary guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

Except as set forth below, the Notes will be represented by one or more permanent global notes in registered form without interest coupons (“global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of such notes in certificated form.

Beneficial interests in the global notes may be held through Clearstream Banking, S.A. (“Clearstream”) or the Euroclear System (“Euroclear”) (as indirect participants in DTC).

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Clearstream and Euroclear), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Clearstream and Euroclear is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and

(2) ownership of these interests in global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in global notes). Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC.

Investors in global notes who are not participants may hold their interests therein indirectly through organizations (including Clearstream and Euroclear) that are participants in such system. Clearstream and Euroclear may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Clearstream or Euroclear, may be subject to the procedures and requirements of DTC. Those interests held through Clearstream or Euroclear may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a global note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in global notes will not have notes registered in their names, will not receive physical delivery of certificated notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of and any premium and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, any subsidiary guarantors and the trustee will treat the persons in whose names the Notes, including global notes, are registered as the owners of such Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, any subsidiary guarantor, the trustee nor any agent of our company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we, any subsidiary guarantor nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of any Notes, and we, any subsidiary guarantors and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Clearstream and Euroclear will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Clearstream or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Clearstream or Euroclear, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Clearstream or Euroclear, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Clearstream or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories for Clearstream or Euroclear.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the Notes as to which that participant or those participants has or have given the relevant direction.

Although DTC, Clearstream and Euroclear have established the foregoing procedures in order to facilitate transfers of interests in global notes among participants in DTC, Clearstream and Euroclear, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. None of us, any subsidiary guarantor, the trustee or any of our respective agents will have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

Payments in respect of the Notes represented by a global note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated notes, we will make all payments of principal, premium, if any, and interest in the manner described under “Description of the Notes—Payments on the Notes; Paying Agent and Registrar.” We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Clearstream or Euroclear participant purchasing an interest in a global note from a participant will be credited, and any such crediting will be reported to the relevant Clearstream or Euroclear participant, during the securities settlement processing day (which must be a business day for Clearstream and Euroclear) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream or Euroclear as a result of sales of interests in a global note by or through a Clearstream or Euroclear participant to a participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day for Clearstream or Euroclear following DTC’s settlement date.

Certificated Notes

A global note is exchangeable for a certificated note in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days;

•	we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

•	there has occurred and is continuing an event of default with respect to the Notes and DTC requests the issuance of certificated notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

None of us, any subsidiary guarantors or the trustee will be liable for any delay by a global note holder or DTC in identifying the beneficial owners of the Notes and we, any subsidiary guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Notes, and does not purport to be a complete analysis of all potential tax effects. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued thereunder, rulings and pronouncements of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes.

This discussion does not address all the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities (and holders of interests therein), regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, former U.S. citizens or long-term residents of the U.S., controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the U.S. dollar or who hold Notes through non U.S. brokers or other non U.S. intermediaries, tax-exempt organizations, persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction and persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement. In addition, this discussion is limited to persons purchasing Notes for cash pursuant to this prospectus supplement at their respective offering prices set forth on the cover page of this prospectus supplement. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Notes held as “capital assets” within the meaning of Section 1221 of the Code, which are purchased for their original offering price in this offering.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A holder of a Note that is a partnership, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the Notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

Investors considering the purchase of Notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the acquisition, ownership and disposition of the Notes under other U.S. federal tax laws or under the laws of any state, local or foreign jurisdiction or under any applicable income tax treaty.

Contingent Payments

In certain circumstances described above in the section entitled “Description of the Notes,” we may be obligated to make payments on the Notes in excess of stated interest and principal. These payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the Notes should not be subject to these Treasury regulations. This determination will be binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. If the IRS successfully challenged our intended position, and the Notes were treated as contingent payment debt instruments, a holder might, among other things, be required to accrue interest income at higher rates than the stated interest rates on such Notes and to treat any gain recognized on the sale or other disposition of such Notes as ordinary income, rather than as capital gain. Purchasers of the Notes should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

Tax Consequences to U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (and certain trusts that have made a valid election under the applicable U.S. Treasury Regulations to be treated as a United States person).

Interest

It is expected that the Notes will not be issued with original issue discount for U.S. federal income tax purposes. If, however, the Notes’ stated redemption price exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury regulations, a U.S. Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to include such excess in income as original issue discount as it accrues, and before the receipt of corresponding cash payments. The remainder of this discussion assumes that the Notes will not be issued with original issue discount.

A U.S. Holder must generally include in its taxable income stated interest on a Note as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note equal to the difference between the amount realized upon the disposition (reduced by any portion of such amount attributable to accrued interest not previously included in income, which will be treated as ordinary interest income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally be the amount the U.S. Holder paid for the note (reduced by prior principal payments, if any, on the Note). Such recognized gain or loss generally will be a capital gain or loss, and if the U.S. Holder has held the Note for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the Notes, less certain deductions. A U.S. Holder that is not a corporation should consult its tax advisor regarding the applicability of the 3.8% tax to its income and gains in respect of its investment in the Notes.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to backup withholding (currently at a rate of 24%) when such holder receives “reportable payments,” including interest and principal payments on the Notes or proceeds upon the sale, exchange, retirement, redemption or other disposition of the Notes. Certain holders (including, among others, certain corporations and certain tax-exempt organizations) are generally not subject to backup withholding, assuming such holders appropriately establish that they are exempt from backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish us or the applicable withholding agent with its taxpayer identification number (“TIN”);

•	furnishes an incorrect TIN and we or the applicable withholding agent has received notice from the IRS of such incorrect TIN;

•	has failed to properly report payments of interest or dividends to the IRS and we or the applicable withholding agent has received notice from the IRS of such failure; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

Backup withholding is not an additional tax and U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability and may be entitled to a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a Note that is not a U.S. Holder and is an individual, corporation, estate or trust (a “Non-U.S. Holder”).

Interest

Subject to the discussions of FATCA and backup withholding below, interest paid to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally not be subject to U.S. federal income tax or withholding tax, provided that:

•

such Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code;

•	such Non-U.S. Holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership as provided in the Code;

•	such Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business; and

•

we or the applicable withholding agent receives appropriate documentation, generally a completed IRS Form W-8BEN-E or W-8BEN (or other applicable form), establishing that the Non-U.S. Holder is not a U.S. person within the meaning of the Code.

A Non-U.S. Holder that does not qualify for exemption under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate on payments of interest on the Notes, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption form (or a reduction of) withholding under the benefits of an applicable income tax treaty, or (ii) the interest is effectively connected with the conduct of a trade or business within the United States and the Non-U.S. Holder provides appropriate documentation, generally a completed IRS Form W-8ECI.

If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the U.S. (and, if a tax treaty requires, is attributable to a permanent establishment in the U.S. maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net income basis generally at the rates applicable to U.S. persons (and, with respect to corporate holders, may also be subject to a branch profits tax at a 30% rate or lower applicable tax treaty rate) but will not generally be subject to withholding so long as the Non-U.S. Holder provides us or the applicable withholding agent with the appropriate documentation.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, and except with respect to accrued but unpaid interest (which may be subject to tax as described above under “—Interest”), any gain realized by a Non-U.S. Holder on the sale, exchange, retirement, redemption or other taxable disposition of a Note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if a tax treaty requires, is attributable to a permanent establishment in the U.S. maintained by the Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

If a Non-U.S. Holder is described in the first bullet point above, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see the discussion under the “U.S. Holders” heading above), unless an applicable income tax treaty provides otherwise. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits attributable to the gain. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder will be subject to tax at a rate of 30% on the gain (offset by certain U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) unless an applicable income tax treaty provides otherwise.

Information Reporting and Backup Withholding

Backup withholding will generally not apply to interest payments made to a Non-U.S. Holder in respect of the Notes if such Non-U.S. Holder furnishes us or the applicable withholding agent with appropriate documentation of such holder’s non-U.S. status. However, information reporting may still apply with respect to interest payments.

The payment of the proceeds from a Non-U.S. Holder’s disposition of Notes by or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied.

The payment of the proceeds from a Non-U.S. Holder’s disposition of a Note by or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting (but not backup withholding) unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or the Non-U.S. Holder otherwise establishes an exemption.

Generally, neither information reporting nor backup withholding will apply to a payment of the proceeds of a Non-U.S. Holder’s disposition of Notes by or through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. However, unless such a broker has documentary evidence in its records that you are not a U.S. person and certain other conditions are met, or a Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of a disposition of a Note effected outside the United States by such a broker if it has certain relationships with the United States.

Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Accounts Tax Compliance Act (“FATCA”)

Sections 1471 through 1474 of the Code, the treasury regulations promulgated thereunder and other governmental notices with respect thereto (collectively “FATCA”) could impose a withholding tax of 30% (“FATCA Withholding”) on interest income (including any amount treated as interest for U.S. Federal income tax purposes) and other periodic payments on the Notes paid to any Non-U.S. Holder or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on behalf of a non-U.S. person, unless the Non-U.S. person and each non-U.S. payee in the payment chain complies with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements (including any intergovernmental agreement entered into by the United States and another applicable jurisdiction to facilitate the application and implementation of FATCA (an “IGA”)). In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders

(which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

FATCA Withholding may be imposed at any point in a payment chain if a non-U.S. payee is not compliant with the applicable FATCA requirements. A payment chain may consist of a number of parties, including a paying agent, a clearing system, each of the clearing system’s participants and a non-U.S. bank or broker through which a Non-U.S. Holder holds the Notes. Accordingly, if a Non-U.S. Holder receives payments through a payment chain that includes one or more non-U.S. payees the payment could be subject to FATCA Withholding if any non-U.S. payee in the payment chain fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if the Non-U.S. Holder would not otherwise have been directly subject to FATCA Withholding.

A number of countries have entered into, and other countries are expected to enter into IGAs. While the existence of an IGA will not eliminate the risk that the Notes will be subject to FATCA Withholding, these agreements are expected to facilitate compliance with the FATCA requirements thereby reducing the likelihood that FATCA Withholding will occur for investors in (or investors that indirectly hold Notes through financial institutions in) those countries.

FATCA Withholding could apply to all interest (including original issue discount, if any) and other periodic payments made on the Notes. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note, recently proposed U.S. Treasury regulations provide that such payment of gross proceeds (other than the amount treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules.

Depending on a Non-U.S. Holder’s circumstances, it may be entitled to a refund or credit in respect of some or all of any FATCA Withholding.

Each Non-U.S. Holder should consult its tax advisor regarding the effect of FATCA on its investment in the Notes.

The U.S. federal tax discussion set forth above as to both U.S. Holders and Non-U.S. Holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Goldman Sachs & Co. LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite the underwriter’s name:

Underwriters	Principal Amount of the Notes
Goldman Sachs & Co. LLC	$148,750,000
RBC Capital Markets, LLC	43,750,000
Scotia Capital (USA) Inc.	43,750,000
Wells Fargo Securities, LLC	43,750,000
U.S. Bancorp Investments, Inc.	38,500,000
BofA Securities, Inc.	31,500,000

Total	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.39% per Note. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.25% per Note. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters also reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed that, during the period commencing on the date of this prospectus supplement and ending on the business day after the Notes are issued, we will not, without the prior written consent of Goldman Sachs & Co. LLC, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or any of our affiliates), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by us (other than the Notes) or publicly announce an intention to effect any such transaction.

We are to pay to the underwriters an underwriting discount of 0.65% in connection with this offering (expressed as a percentage of the principal amount of the Notes).

We estimate that our total expenses for this offering will be approximately $1.0 million. We have agreed to reimburse the underwriters for expenses relating to clearing of this offering with the Financial Industry Regulatory Authority in an amount up to $20,000.

The Notes are a new issue of securities, and there is no public trading market for the Notes. We do not intend to apply to list the Notes on any securities exchange or for quotation of the Notes in any dealer quotation system. The underwriters have informed us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may cease their market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. The liquidity of the trading markets in the Notes and the market prices quoted for the Notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop or be maintained for your Notes, you may not be able to sell your Notes, or, even if you can sell your Notes, you may not be able to sell them at an acceptable price.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect delivery of the Notes will be made against payment therefor on or about November 15, 2019, which is the fifth business day following the date of pricing of the Notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing of the Notes or the succeeding three business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. See “Use of Proceeds.” Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

Conflicts of Interest

As described in “Use of Proceeds,” a portion of the net proceeds from this offering will be used to repay outstanding borrowings under our Term Loan Agreement. Because affiliates of Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc. are lenders under our Term Loan Agreement and each may receive 5% or more of the net proceeds from this offering due to the repayment of borrowings under our Term Loan Agreement, each of Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc. may be deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the Notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. Pursuant to FINRA Rule 5121, Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc. will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying base prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the Notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Notes may be resold, directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes offered hereby are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters with respect to the Notes we are offering will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Warrants

We may offer and sell the securities listed above from time to time in one or more offerings of one or more classes or series.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about such offering and the terms of the securities being offered. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through one or more agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities. You also should read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PTEN.”

Investing in any of our securities involves risk. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 7, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

We have not authorized any person to provide you with any information or represent anything about us other than what is contained in this prospectus, any prospectus supplement and any pricing supplement. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities offered hereunder, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in their entirety before investing in our securities.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Patterson-UTI,” the “Company,” “we,” “us” or “our” are to Patterson-UTI Energy, Inc. and its consolidated subsidiaries. Patterson-UTI Energy, Inc. conducts its operations through its wholly-owned subsidiaries and has no employees or independent business operations.

ABOUT PATTERSON-UTI ENERGY, INC.

We are a Houston, Texas-based oilfield services company that primarily owns and operates one of the largest fleets of land-based drilling rigs in the United States and a large fleet of pressure pumping equipment. Our contract drilling business operates in the continental United States and western Canada, and, from time to time, we pursue contract drilling opportunities outside of North America. Our pressure pumping business operates primarily in Texas and the Mid-Continent and Appalachian regions. We also provide a comprehensive suite of directional drilling services in most major producing onshore oil and gas basins in the United States, and we provide services that improve the statistical accuracy of horizontal wellbore placement. We have other operations through which we provide oilfield rental tools in select markets in the United States. We also service equipment for drilling contractors, and provide electrical controls and automation to the energy, marine and mining industries in North America and other select markets. In addition, we own and invest, as a non-operating working interest owner, in oil and natural gas assets that are primarily located in Texas and New Mexico.

Our principal executive offices are located at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, and our telephone number at that address is (281) 765-7100. Our website address is www.patenergy.com. The information on our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Our common stock is listed and traded on The Nasdaq Global Select Market (the “NASDAQ”). Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at NASDAQ Stock Market, Inc., Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

We also make available free of charge on our website at www.patenergy.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents that we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•

our Annual Report on Form 10-K for the year ended December  31, 2018, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2019 Annual Meeting of Stockholders filed on April 12, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019;

•	our Current Reports on Form 8-K filed on February 12, 2019 (relating to bylaw amendments), March 26, 2019, June 6, 2019 and August 23, 2019; and

•

the description of Patterson-UTI common stock (the “Patterson-UTI shares”) contained in Exhibit 99.1 to our Current Report on Form 8-K filed on June 21, 2005, including any subsequently filed amendments and reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the completion of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request and we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Private Securities Litigation Reform Act of 1995, as amended. These “forward-looking statements” involve risk and uncertainty. These forward-looking statements include, without limitation, statements relating to: liquidity; revenue and cost expectations and backlog; financing of operations; oil and natural gas prices; rig counts, source and sufficiency of funds required for building new equipment, upgrading existing equipment and additional acquisitions (if opportunities arise); impact of inflation; demand for our services; competition; equipment availability; government regulation; debt service obligations; and other matters. Our forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” or the negative thereof and other words and expressions of similar meaning. The forward-looking statements are based on certain assumptions and analyses we make in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 7, as well as, among others, risks and uncertainties relating to:

•	adverse oil and natural gas industry conditions;

•	global economic conditions;

•	volatility in customer spending and in oil and natural gas prices that could adversely affect demand for our services and their associated effect on rates;

•	excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction;

•	competition and demand for our services;

•	strength and financial resources of competitors;

•	utilization, margins and planned capital expenditures;

•	liabilities from operational risks for which we do not have and receive full indemnification or insurance;

•	operating hazards attendant to the oil and natural gas business;

•	failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts);

•	the ability to realize backlog;

•	specialization of methods, equipment and services and new technologies;

•	shortages, delays in delivery, and interruptions in supply, of equipment and materials;

•	cybersecurity events;

•	the ability to retain management and field personnel;

•	loss of key customers;

•	synergies, costs and financial and operating impacts of acquisitions;

•	difficulty in building and deploying new equipment;

•	governmental regulation;

•	environmental risks and ability to satisfy future environmental costs;

•	legal proceedings and actions by governmental or other regulatory agencies;

•	technology-related disputes;

•	the ability to effectively identify and enter new markets;

•	weather;

•	operating costs;

•	expansion and development trends of the oil and natural gas industry;

•	ability to obtain insurance coverage on commercially reasonable terms;

•	financial flexibility;

•	interest rate volatility;

•	adverse credit and equity market conditions;

•	availability of capital and the ability to repay indebtedness when due;

•	compliance with covenants under our debt agreements; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the SEC.

We caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in this prospectus and the documents incorporated by reference and may be contained in our future filings with the SEC. You are cautioned not to place undue reliance on any of our forward-looking statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. In the event that we update any forward-looking statement, no inference should be made that we will make additional updates with respect to that statement, related matters or any other forward-looking statements. All subsequent written and oral forward-looking statements concerning us or other matters and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. You could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Except as may otherwise be stated in any prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus for general corporate purposes, which may include repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to repayments of outstanding indebtedness.

DESCRIPTION OF DEBT SECURITIES

The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Patterson-UTI Energy, Inc. and will be senior, senior subordinated or subordinated debt. Our unsecured senior debt securities will be issued under an indenture to be entered into by us and U.S. Bank National Association, as trustee (the “Trustee”). The unsecured senior subordinated debt securities will be issued under a separate indenture to be entered into by us and the Trustee or another trustee to be named in a prospectus supplement. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and the Trustee or another trustee to be named in a prospectus supplement.

The form of unsecured senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If we issue any senior subordinated debt securities or subordinated debt securities, we will file forms of the senior subordinated debt indenture and the subordinated debt indenture, as applicable, by amendment to the registration statement of which this prospectus is a part. You should refer to the applicable indenture for more specific information.

The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to any of our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility, and the liabilities of our subsidiaries. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to such indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to such indenture, to all of our senior and senior subordinated indebtedness.

We will include the specific terms of each series of the debt securities being offered in a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

As of September 30, 2019, our authorized capital stock consisted of 400,000,000 shares of common stock, par value $0.01 per share, of which 194,514,730 shares were outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. The following summary of the capital stock and restated certificate of incorporation and amended and restated bylaws of Patterson-UTI Energy, Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws.

Common Stock

Voting Rights

The holders of shares of Patterson-UTI shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of Patterson-UTI shares do not have cumulative voting rights.

Dividends

The holders of Patterson-UTI shares are entitled to receive dividends when, as and if declared by the Patterson-UTI board of directors out of funds legally available therefor. However, if any shares of Patterson-UTI preferred stock are at the time outstanding, the payment of dividends on Patterson-UTI shares or other distributions (including Patterson-UTI’s repurchase of Patterson-UTI shares) will be subject to the declaration and payment of all cumulative dividends on outstanding shares of Patterson-UTI preferred stock.

Liquidation

In the event of the dissolution, liquidation or winding up of Patterson-UTI, the holders of Patterson-UTI shares will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Patterson-UTI indebtedness, and the payment of the aggregate liquidation preference of the preferred stock.

Other Rights

The holders of Patterson-UTI shares do not have any conversion, redemption or preemptive rights.

Transfer Agent and Registrar

The transfer agent and registrar for Patterson-UTI shares is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NASDAQ under the symbol “PTEN.”

Preferred Stock

The Patterson-UTI board of directors can, without approval of its stockholders, issue one or more additional series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series by appropriate board resolutions. The terms of the preferred stock will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock. Undesignated preferred stock may enable the Patterson-UTI board of directors to render more difficult or to discourage an attempt to obtain control of Patterson-UTI by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of Patterson-UTI’s management. As a result, the issuance of shares of a series of preferred stock may discourage bids for Patterson-UTI shares or may otherwise adversely affect the market price of Patterson-UTI shares or any other of Patterson-UTI preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of Patterson-UTI shares. For example, any preferred stock issued may rank senior to Patterson-UTI shares as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into Patterson-UTI shares or other securities.

The prospectus supplement relating to any series of preferred stock Patterson-UTI offers will include specific terms relating to the offering and the name of any transfer agent for that series. Patterson-UTI will file the form of the preferred stock with the SEC before Patterson-UTI issues any preferred stock, and you should read the terms of such preferred stock for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any terms for the conversion or exchange of the preferred stock for other securities of our company or any other entity;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any redemption provisions;

•	any liquidation preference;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Section 203 of DGCL

Patterson-UTI is subject to Section 203 of the DGCL. Subject to limited exceptions, Section 203 of the DGCL prohibits “business combinations,” including certain mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (1) the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction, (2) after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of the interested stockholder and (b) shares held by specified employee benefit plans, or (3) at or subsequent to such time the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

Other Provisions Having a Possible Anti-Takeover Effect

In addition to being subject to Section 203 of the DGCL, Patterson-UTI’s restated certificate of incorporation and amended and restated bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The following paragraphs set forth a summary of these provisions:

Special Meetings of Stockholders

The Patterson-UTI restated certificate of incorporation provides that special meetings of stockholders may be called only by the Patterson-UTI board of directors (or a majority of the members thereof), the chief executive officer, the president or the holders of a majority of the outstanding stock entitled to vote at such special meeting. This provision will make it more difficult for Patterson-UTI stockholders to call a special meeting.

No Stockholder Action by Written Consent

The Patterson-UTI restated certificate of incorporation provides that stockholder action may be taken only at annual or special meetings and not by written consent of the stockholders.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of debt securities, common stock, preferred stock or other securities of our company or any other entity. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Gibson, Dunn & Crutcher LLP, Houston, Texas, as our counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us. The second part, the accompanying base prospectus dated November 7, 2019, gives more general information, some of which does not apply to this offering. Please carefully read this prospectus supplement, the accompanying base prospectus and any related free writing prospectus issued by us, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” beginning on page 2 of the accompanying base prospectus. If the description of this offering and the Notes varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information or represent anything about us other than what is contained in this prospectus supplement and the accompanying base prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you.

This prospectus supplement and accompanying base prospectus do not constitute an offer to sell any securities other than the securities offered hereunder. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or to any person to whom it is unlawful to make such an offer.

You should not assume that the information appearing in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

$350,000,000

5.15% Senior Notes due 2029

Goldman Sachs & Co. LLC

RBC Capital Markets

Scotiabank

Wells Fargo Securities

US Bancorp

BofA Securities